UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 6, 2015 (July 31, 2015)

TRANS ENERGY, INC.

(Exact name of registrant as specified in its charter)

NEVADA	0-23530	93-0997412
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 Second Street, P.O. Box 393, St. Marys, West Virginia 26170

(Address of principal executive offices)

Registrant’s telephone number, including area code: (304) 684-7053

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 31, 2015, our wholly owned subsidiary, American Shale Development, Inc. (the “Borrower”) entered into an amendment and waiver (the “First Amendment and Waiver”) that amended the credit agreement dated May 21, 2014 and the associated NPI agreement by and among the Borrower, several other financial institutions parties thereto as lenders, and Morgan Stanley Capital Group Inc. as the administrative agent. Under the terms of the First Amendment and Waiver, the parties agreed to:

•	Increase the Applicable Margin to 12% in the event that interest is paid in cash, and 14% if paid in kind (which represents a change in the 9% Applicable Margin currently payable in cash);

•	Change the Maturity Date to December 31, 2016;

•	Remove the Leverage Ratio covenant;

•	Add a covenant requiring the PV-9 of the Borrower’s proved reserves to be greater than 1.5 times the net debt, with a minimum PDP component of proved reserves that increases over time;

•	Eliminate the make-whole premium and any other prepayment penalties related to debt paydowns;

•	Require the Borrower to limit its capital expenditures and other monthly expenditures to amounts agreed upon in the First Amendment and Waiver;

•	Require the Borrower to close the sale of assets in Wetzel County and pay down at least $30 million of debt by September 30, 2015;

•	Allow the Borrower to use the next $17 million of proceeds from the Wetzel County sale, plus 50% of any proceeds thereafter, primarily for expenditures in connection with an approved plan of development;

•	Begin a process to refinance the debt facility, or otherwise effect its paydown through a sale of assets, during the first quarter of 2016;

•	Defer any payment related to the NPI on the Wetzel County assets until the loans are repaid in full;

•	Increase the NPI on the assets remaining after the Wetzel County sale by 2%, to approximately 11%;

•	Pay total fees to the administrative agent of $4 million, of which $1 million was added to the loan balance upon execution of the First Amendment and Waiver. The remainder is to be added to the loan balance upon the closing of the sale of the Wetzel County assets.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K regarding the First Amendment and Waiver is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANS ENERGY, INC.

Date:	August 6, 2015	By	/s/ John G. Corp
John G. Corp
President